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Exhibit 4.7

SAWTEK INC.
STOCK OPTION PLAN FOR ACQUIRED COMPANIES

    Sawtek Inc., a Florida corporation (the "Company"), hereby adopts the Sawtek Inc. Stock Option Plan for Acquired Companies (the "New Plan") for key employees and officers, present and future, of acquired companies or businesses in accordance with the following terms and conditions:

      1.  Purpose of the Plan.  The purpose of the Plan is to advance the growth and development of the Company by affording an opportunity to key employees and officers, present and future, of companies or businesses acquired by Sawtek Inc. or any of its subsidiaries by purchase, merger, or otherwise, collectively referred to as an "Acquired Entity," to purchase shares of the Company's Common Stock and to provide incentives for them to put forth maximum efforts for the success of the Company's business. The Plan is intended to permit certain designated stock options granted under the Plan to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986.

      2.  Definitions.  For purposes of this Plan, the following capitalized terms shall have the meanings set forth below:

        (a) "Board of Directors" means the board of directors of the Company.

        (b) "Code" means the Internal Revenue Code of 1986, as currently in effect or as hereafter amended.

        (c) "Company" means Sawtek Inc., a Florida corporation.

        (d) "Eligible Employee" means all present and future executive, managerial, technical and other key employees of any Acquired Entity.

        (e) "Incentive Stock Option(s)" means a stock option granted to an Eligible Employee to purchase shares of Stock which is intended to qualify as an "incentive stock option," as defined in Section 422 of the Code.

        (f)  "Non-qualified Stock Option(s)" means a stock option granted to an Eligible Employee to purchase shares of Stock which is not intended to qualify as an "incentive stock option" as defined in Section 422 of the Code.

        (g) "Option" means any unexercised and unexpired Incentive Stock Option or Non-qualified Stock Option issued under this Plan, or any portion thereof remaining unexercised and unexpired.

        (h) "Option Agreement" means a written agreement by and between the Company and an Optionee setting forth the terms and conditions of the Option granted by the Board of Directors to such Optionee.

        (i)  "Optionee" means any Eligible Employee who is granted an Option as provided in the Plan.

        (j)  "Plan" shall mean the Company's Stock Option Plan for Acquired Companies.

        (k) "Stock" means authorized and unissued shares of the Company's Common Stock, or treasury shares of such class.

        (l)  "Subsidiary" means any present or future "subsidiary corporation" of the Company, as such term is defined in Section 424(f) of the Code and which the Board of Directors has elected to be covered by the Plan.

        (m) Where applicable, the terms used in this Plan have the same meaning as the terms used in the Code and the regulations and rulings issued thereunder and pursuant thereto, with reference to Options.

        (n) Wherever appropriate, words used in this Plan in the singular may mean the plural, the plural may mean the singular and the masculine may mean the feminine or neuter.

      3.  Stock Subject to Option.

        (a) Total Number of Shares. The total number of shares of Stock which may be issued by the Company to all otionees under this Plan is two million (2,000,000) shares.

        (b) Expired Options. If any Option granted under this Plan is terminated or expires for any reason whatsoever, in whole or in part, the shares (or remaining shares) of Stock subject to that particular Option shall again be available for grant under this Plan.

      4.  Administration of the Plan.

        (a) Board of Directors. This Plan shall be administered by the Board of Directors who may, from time to time, issue orders or adopt resolutions, not inconsistent with the provisions of the Plan, to interpret the provisions and supervise the administration of the Plan. All determinations shall be by the affirmative vote of a majority of the members of the Board of Directors at a meeting called for such purpose, or reduced to writing and signed by a majority of the members of the Board of Directors. Subject to the Company's Bylaws, all decisions made by the Board of Directors in selecting Optionees, establishing the number of shares and terms applicable to each option, and in construing the provisions of this Plan shall be final, conclusive and binding on all persons, including the Company, shareholders, Optionees, and purchasers of shares pursuant to this Plan. No member of the Board of Directors shall be liable for any action or determination made in good faith with respect to the Plan or an Option granted hereunder.

        (b) Stock Option Plan Committee. The Board of Directors may from time to time appoint a Stock Option Plan Committee, consisting of not less than two (2) directors (the "Committee"). The Board of Directors may delegate to such Committee full power and authority to take any action required or permitted to be taken by the Board of Directors under this Plan, subject to restrictions on affiliate participation under the Securities Exchange Act of 1934, pertaining to, among other things, Section 16(b). The Board of Directors may from time to time, at its sole discretion, remove members from or add members to the Committee. Vacancies may be filled by the Board of Directors only. Where the context requires, the Board of Directors shall mean the Committee, if appointed, for matters dealing with administration of the Plan.

        (c) Compliance with Internal Revenue Code. The Board of Directors (or committee if appointed) shall at all times administer this Plan and make interpretations hereunder in such a manner that Options granted hereunder designated as Incentive Stock Options will meet the requirements of Section 422 of the Code.

      5.  Selection of Optionees.

        (a) Discretion of the Board of Directors. All Eligible Employees shall be eligible to receive Options pursuant to this Plan. In determining which Eligible Employees shall be offered Options, as well as the terms thereof, the Board of Directors shall evaluate, among other things, (i) the duties and responsibilities of Eligible Employees, (ii) their past and prospective contributions to the success of the Acquired Company, (iii) the extent to which they are performing and will continue to perform outstanding services for the benefit of the Acquired Company, and (iv) such other factors as the Board of Directors deems relevant.

        (b) Limitation on Grant of Options. An Incentive Stock Option may not be granted to any Optionee if the grant of such Option to such Optionee would otherwise cause the aggregate fair market value (determined at the time the Option is granted) of the Stock for which Options are exercisable for the first time by such Optionee under all incentive stock option plans of the Company during any calendar year to exceed $100,000. Non-qualified Stock Options may be granted to Eligible Employees at the sole discretion of the Board of Directors.

      6.  Option Agreement. Subject to the provisions of this Plan, each Option granted to an Optionee shall be set forth in an Option Agreement upon such terms and conditions as the Board of Directors determines, including a vesting schedule. Each such Option Agreement shall incorporate the provisions of this Plan by reference. The date of the grant of an Option is the date specified in the Option Agreement. Any Option Agreement shall clearly identify such Options as Incentive Stock Options or Non-qualified Stock Options.

      7.  Option Prices.

        (a) Determination of Option Price. The option price for Stock shall not be less than one hundred percent (100%) of the fair market value of the Stock on the date of the grant of such Option. The option price for Stock granted to an Eligible Employee who possesses more than ten percent (10%) of the total combined voting power of all classes of common stock of the Company (a "Ten Percent Shareholder") shall not be less than one hundred ten percent (110%) of the fair market value of the Stock on the date of the grant of such Option.

        (b) Determination of Fair Market Value. For the purpose of this Plan, the fair market value of the Stock on the date of granting an Option (the "Grant Date") shall be the closing price on the Grant Date as published in the Wall Street Journal.

        (c) Determination of Stock Ownership. For purposes of paragraphs 7 and 8, an Optionee's common stock ownership shall be determined by taking into account the rules of constructive ownership set forth in Section 424(d) of the Code.

        (d) No Repricing. No option granted under this Plan shall be amended to reduce the option price.

      8.  Term of Option. The term of an Option may vary within the sole discretion of the Board of Directors, provided, however, that the term of an Incentive Stock Option granted to an Eligible Employee shall not exceed ten (10) years from the date of grant of such Incentive Stock Option (five (5) years in the case of a Ten Percent Shareholder). An Option may be cancelled only in connection with the termination of employment or death of the Optionee (as more particularly described in paragraph 9 hereof).

      9.  Exercise of Option.

        (a) Limitation on Exercise of Option. Except as otherwise provided herein, the Board of Directors, in its sole discretion, may limit an Option by restricting its exercise in whole or in part to specified vesting periods or until specified conditions have occurred. The vesting periods and any restrictions will be set forth in the Option Agreement.

        (b) Exercise Prior to Cancellation. An Option shall be exercisable only during the term of the Option as long as the Optionee is Continuous Employment" with the Acquired Company, the Company, any Subsidiary, or any successor thereof. Notwithstanding the preceding sentence, as long as the Option's term has not expired, an Option which is otherwise exercisable in accordance with its provisions shall be exercisable:

           (i) for a period ending ninety (90) days after the Optionee's Continuous Employment with the Company has terminated, unless the Optionee was terminated for cause, in which case the Option terminates on notice of termination of employment; or

          (ii) by the estate of the Optionee, within one (1) year after the date of the Optionee's death, if the Optionee should die while in the Continuous Employment; or

          (iii) within one (1) year after the Optionee's Continuous Employment terminates, if the Optionee becomes disabled (as defined in Section 22(e) of the Code) during Continuous Employment with the Company and such disability is the cause of termination.

      For purposes of this Plan, the term "Continuous Employment" shall mean service as a common law employee and the absence of any interruption or termination of employment (or termination of a consulting contract) by the Acquired Company, the Company, or Subsidiary which now exists or hereafter is organized or acquired by the Company. Continuous Employment shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Company or in the case of transfers between the Acquired Company, the Company, or between any Subsidiary, or successor thereof.

      The term "cause" as used in this subparagraph 9(b) shall mean: (i) commission of a felony or a charge of theft, dishonesty, fraud or embezzlement; (ii) failure to adhere to Company's reasonable directives and policies, willful disobedience or insubordination; (iii) disclosing to a competitor or other unauthorized person, proprietary information, confidences or trade secrets of the Acquired Company, the Company, or Subsidiary; (iv) recruitment of Acquired Company, the Company, or Subsidiary personnel on behalf of a competitor or potential competitor of the Acquired Company, the Company, or Subsidiary, or any successor thereof; or (v) solicitation of business on behalf of a competitor or potential competitor of the Acquired Company, the Company, or Subsidiary, or any successor thereof.

        (c) Method of Exercising an Option. Subject to the provisions of any particular Option, including any provisions relating to vesting of an Option, an Optionee may exercise an Option, in whole or in part, by written notice to the Company stating in such written notice the number of shares of Stock such Optionee elects to purchase under the Option, and the time of the delivery thereof, which time shall be at least fifteen (15) days after the giving of such notice, unless an earlier date shall have been mutually agreed upon. Upon receipt of such written notice, the Company shall provide the Optionee with that information required by the applicable state and federal securities laws. If, after receipt of such information, the Optionee desires to withdraw such notice of exercise, the Optionee may withdraw such notice of exercise by notifying the Company, in writing, prior to the time set forth for delivery of the shares of Stock. In no event may an Option be exercised after the expiration of its term. An Optionee is under no obligation to exercise an Option or any part thereof.

        (d) Payment for Option Stock. The exercise of any Option shall be contingent upon receipt by the Company of cash, (or if permitted by the Board of Directors, shares of the Company's Common Stock or cancellation of a vested portion of the Stock Option), in an amount equal to the full option price of the shares of Stock being purchased. The Board of Directors may, but is not required to, accept a promissory note, secured or unsecured, in the amount of the option price made by the Optionee on terms and conditions satisfactory to the Board of Directors.

        (e) Delivery of Stock to Optionee. Provided the Optionee has delivered proper notice of exercise and full payment of the option price, the Company shall undertake and follow all necessary procedures to make prompt delivery of the number of shares of Stock which the Optionee elects to purchase at the time specified in such notice. Such delivery, however, may be postponed at the sole discretion of the Company to enable the Company to comply with any applicable procedures, regulations or listing requirements of any governmental agency, stock exchange or regulatory authority. As a condition to the issuance of shares of Stock, the Company may require such additional payments from the Optionee as may be required to allow the Company to withhold any income taxes which Company deems necessary to insure the Company that it can comply with any federal or state income tax withholding requirements.

      10. Non-transferability. Except as otherwise provided in paragraph 9(b)(ii) and (iii) hereof, an Option granted to an Optionee may be exercised only during such Optionee's lifetime by such Optionee. An Option may not be sold, exchanged, assigned, pledged, encumbered, hypothecated or otherwise transferred except by will or by the laws of descent and distribution. No Option or any right thereunder shall be subject to execution, attachment or similar process by any creditors of the Optionee. Upon any attempted assignment, transfer, pledge, hypothecation or other encumbrance of any Option contrary to the provisions hereof, such Option and all rights thereunder shall immediately terminate and shall be null and void with respect to the transferee or assignee.

      11. Compliance with the Securities Laws.

        (a) Optionee's Written Statement. The Board of Directors may, in its sole discretion, require that at the time an Optionee elects to exercise his or her Option, he or she shall furnish a written statement to the Company that he or she is acquiring such shares of Stock for investment purposes only and that he or she has no intention of reselling or otherwise disposing of such Stock, along with a written acknowledgment that the Option and the shares of Stock pertaining to the Option are not registered under the Securities Act of 1933, as amended (the "Act"), the Florida securities laws, or any other state securities laws. In the event that shares of Stock subject to the Option are registered with the Securities and Exchange Commission, an Optionee shall no longer be required to comply with this subparagraph 11(a).

        (b) Registration Requirements. If at any time the Board of Directors determines, in its sole discretion, that the listing, registration, or qualification of the shares of Stock subject to the Option upon any securities exchange or under any state or federal securities laws, or the consent, or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares thereunder, then the Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained (and the same shall have been free of any conditions not acceptable to the Board of Directors).

        (c) Restrictions on Transfer of Shares. The shares of Stock acquired by an Optionee pursuant to the exercise of an Option hereunder shall be freely transferable; provided, however, that such shares of Stock may not be sold, transferred, pledged or hypothecated, unless (i) a registration statement covering the securities is effective under the Act and appropriate state securities laws, or (ii) an opinion of counsel, satisfactory to the Company, that such sale, transfer, pledge or hypothecation may legally be made without registration of such shares under federal or state securities laws has been received by the Company.

        (d) Restrictive Legend. In order to enforce the restrictions imposed upon shares of Stock under this Plan, the Company shall make appropriate notation in its stock records or, if applicable, shall issue an appropriate stock transfer instruction to the Company's stock transfer agent. In addition, the Company may cause a legend or legends to be placed on any certificates representing shares of Stock issued pursuant to this Plan, which legend or legends shall make appropriate reference to such restrictions in substantially the following form:

      The shares of Common Stock evidenced by this certificate have been issued under the Sawtek Inc. Stock Option Plan for Acquired Companies (the "Plan") and are subject to the terms and provisions of such Plan.

      These shares have not been registered under the Securities Act of 1933, as amended, the Florida Securities and Investor Protection Act or any other state securities laws, and, therefore, cannot be sold unless they are subsequently registered under the Act and any applicable state securities laws, or unless an exemption from registration is available.

      12. Changes in Capital Structure of Company. In the event of a capital adjustment resulting from a stock dividend, stock split, reclassification, recapitalization, or by reason of a merger, consolidation, or other reorganization in which the Company is the surviving corporation, the Board of Directors shall make such adjustment, if any, as it may deem appropriate in the number and kind of shares authorized by this Plan, or in the number, option price and kind of shares covered by the Options granted. The Company shall give notice of any adjustment to each Optionee and such adjustment shall be deemed conclusive. The foregoing adjustments and the manner of application of the foregoing provisions shall be determined solely by the Board of Directors, and any such adjustment may provide for the elimination of fractional shares.

      13. Reorganization, Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, or any merger or combination in which the Company is not a surviving corporation is involved, or the Company transfers substantially all of its assets or property to another corporation, or in the event any other corporation acquires control of the Company in a reorganization within the meaning of Section 368(a) of the Code, all outstanding Options shall thereupon terminate, unless such Options are assumed or substitutes therefore are issued (within the meaning of Section 424(a) of the Code) by the surviving or acquiring corporation in any such merger, combination or other reorganization. Notwithstanding the previous sentence, the Company shall give at least fifteen (15) days written notice of such transaction to holders of unexercised Options prior to the effective date of such merger, combination, reorganization, dissolution or liquidation. The Board of Directors, in its sole discretion, may elect to accelerate the vesting schedules of all Options previously issued upon such notice, and the holders thereof may exercise such Options prior to such effective date, notwithstanding any time limitation previously placed on the exercise of such Options.

      14. Dividends; Voting Stock.

        (a) Dividends. Purchasers of Stock pursuant to this Plan will be entitled, after issuance of their stock certificates, to any dividends that may be declared and paid on the shares of Stock registered in their names. A stock certificate representing dividends declared and paid in shares of Stock shall be issued and delivered to the purchaser after such shares have been registered in the purchaser's name. Such stock certificate shall bear the legends set forth above and shall be subject to the provisions of this Plan, the Option Agreement and any escrow arrangement.

        (b) Voting Rights. Purchasers of shares of the Stock shall be entitled to receive all notices of meetings and exercise all voting rights of a shareholder with respect to the shares of Stock purchased.

        (c) Rights as Shareholder. An Optionee shall have no rights as a shareholder with respect to any shares covered by his or her Option until exercise of the Option and the date of issuance of a certificate to him for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

      15. Amendment and Termination of the Plan.

        (a) No Amendment Without Shareholder Approval. This Plan may only be amended by obtaining the approval of the Company's shareholders.

        (b) Automatic Termination. This Plan shall terminate five (5) years after its approval by the shareholders of the Company, unless the Board of Directors shall, in its discretion, elect to terminate this Plan at an earlier date. Options may be granted under this Plan at any time and from time to time prior to termination of the Plan under this subparagraph 15(b). Any Option outstanding at the time the Plan is terminated under this subparagraph 15(b) shall remain in effect until the Option is exercised or expires.

      16. Miscellaneous.

        (a) Notices. All notices and elections by an Optionee shall be in writing and delivered in person or by mail to the President or Treasurer of the Company at the principal office of the Company.

        (b) Effective Date of the Plan. The effective date of this Plan shall be the date of its approval by the shareholders of the Company.

        (c) Employment. Nothing in the Plan or in any Option granted hereunder, or in any Stock Option Agreement relating thereto shall confer upon any employee of the Acquired Company, the Company, or any Subsidiary, or any successor thereof, the right to continue in the employ of the Acquired Company, the Company, or any Subsidiary.

        (d) Plan Binding. The Plan shall be binding upon the successors and assigns of the Company.

        (e) Gender. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

        (f)  Headings. Captioned headings of paragraphs and subparagraphs hereof are inserted for convenience and reference, and constitute no part of the Plan.

        (g) Applicable Law. The validity, interpretation and enforcement of this Plan are governed in all respects by the laws of the State of Florida and the United States of America.

TRIQUINT SEMICONDUCTOR, INC. AND SAWTEK INC. ANNOUNCE FINANCIAL RESULTS FOR THE QUARTER ENDED JUNE 30, 2001

PLANNED MERGER APPROVED BY SHAREHOLDERS

    Hillsboro, Oregon and Orlando, Florida—July 19, 2001—TriQuint Semiconductor, Inc (NASDAQ: TQNT) and Sawtek Inc. (NASDAQ: SAWS) today reported their financial results for the quarter ended June 30, 2001. TriQuint Semiconductor, Inc. and Sawtek Inc. also announced that they have completed the merger of the two companies after receiving approval of their respective stockholders of matters related to the merger. Under the terms of the merger, Sawtek stockholders received 1.1507 shares of TriQuint common stock for each share of Sawtek common stock. Commencing Friday, July 20, 2001, Sawtek's common stock will no longer trade on the Nasdaq National market. TriQuint's common stock trades on the Nasdaq National Market under the symbol "TQNT".

TriQuint Semiconductor, Inc. Results for the Quarter Ended June 30, 2001

    TriQuint reported revenues for the quarter of $60.7 million compared to $70.6 million for the same period last year. Net income for the quarter was $2.3 million ($0.03 per share on 86.3 million weighted average diluted shares outstanding) compared to $16.4 million ($0.19 per share on 87.9 million weighted average diluted shares outstanding) for the comparable quarter last year.

    For the six months ended June 30, 2001, revenues of $141.6 million increased 9% over the $129.9 million of revenue for the similar period of last year. Net income for the six months was $15.1 million, or $0.17 per diluted share, compared to net income of $27.3 million, or $0.31 per diluted share, for the six months ended June 30, 2000.

    In commenting on the quarter, Steven J. Sharp, TriQuint's Chairman, President and CEO stated that, "I am very pleased to announce the completion of the merger with Sawtek and we will be discussing the future of the combined company in our conference call later today. The combined company will continue to be known as TriQuint Semiconductor, Inc. and will be headquartered in Hillsboro, Oregon. Sawtek will operate as a wholly owned subsidiary of TriQuint and will continue to market its products under the Sawtek brand". Sharp also said, "In the second quarter, TriQuint continued to operate profitably in a difficult business environment while introducing a record number of new products."

Sawtek Inc. Results for the Quarter Ended June 30, 2001

    Sawtek reported revenues for the June quarter of $18.8 million compared to $44.1 million for the same period last year. Net income for the quarter was $2.4 million ($0.06 per share on 42.9 million weighted average diluted shares outstanding) compared to $14.9 (0.34 per share on 43.8 million weighted average diluted shares outstanding), for the comparable quarter of 2000.

    For the six months ended June 30, 2001, revenues of $47.1 million compared to revenues of $81.7 million for the same period last year. Net income for the six months ended was $11.7 million, or $0.27 per diluted share, compared to $27.5 million, or $0.63 per diluted share, for the six months ended June 30, 2000.

    Kimon Anemogiannis, President of Sawtek, stated, "Our results for the third fiscal quarter of 2001 reflect the slowdown that affected nearly every company in the wireless and communications markets. During this past quarter, we took numerous steps to place us in a better position when the markets recover. We streamlined employment in both Orlando and Costa Rica, sold off a majority interest in our unprofitable sensor business, and opened a design center in Taiwan and sales offices in Sweden and San Diego to be closer to our customers."

    "Our new products, specifically RF filters for handsets, continue to meet our expectations. RF filters accounted for more than 10% of revenue in the past quarter. Despite the difficulties over the past several quarters, Sawtek has remained profitable with net profit after tax of 12.7% this past quarter and 24.7% for the six months ended June 30. We are extremely excited about the merger with TriQuint and we look forward to better serving our customers with the integrated solutions that the combined company will offer."

Pro-forma Combined Results for TriQuint Semiconductor, Inc. and Sawtek Inc. for the Quarter Ended June 30, 2001

    The following pro-forma results assume that the merger of TriQuint and Sawtek was completed on or prior to June 30, 2001. Pro-forma revenues for the quarter ended June 30, 2001, were $79.5 million, and pro-forma net income for the quarter was $4.7 million ($0.03 per share on 135.7 million weighted average diluted shares outstanding). On a pro-forma consolidated basis, the combined company had $621.5 million in cash and short-term investments and $1.1 billion in total assets as of June 30, 2001.

    The condensed pro-forma combined financial information for TriQuint and Sawtek presented for the quarter ended June 30, 2001 does not include any conforming accounting adjustments, except for weighted average diluted shares outstanding, which have been adjusted. It also does not include any merger-related costs because these will be recorded in the September quarter.

Conference Call

    TriQuint and Sawtek will host a joint conference call this afternoon at 2:00PM PDT to discuss the results for the quarter as well as future expectations of the company. The call can be heard via webcast accessed through the Investor Relations section of TriQuint's website: www.triquint.com, or through www.Vcall.com. The webcast will be archived on the TriQuint website, along with a transcript of the call.

About TriQuint Semiconductor, Inc. and Sawtek Inc.

    TriQuint Semiconductor, Inc. (NASDAQ: TQNT) is a leading worldwide supplier of a broad range of high performance gallium arsenide (GaAs) integrated circuits. TriQuint's products span the RF and millimeter wave frequency ranges and employ analog and mixed signal circuit designs. They are used in wireless communications, telecommunications, data communications and aerospace systems. TriQuint offers both standard and customer specific products as well as foundry services. TriQuint's two operations, in Oregon and Texas, are both certified to the ISO 9001 international quality standard.

    TriQuint is headquartered at 2300 NE Brookwood Parkway, Hillsboro, OR 97124 and can be reached by phone at (503) 615-9000 or by fax (503) 615-8900. Visit the TriQuint website at http://www.triquint.com.

    Sawtek Inc. became a wholly owned subsidiary of TriQuint on July 19, 2001 and designs, develops, manufactures and markets a broad range of electronic signal processing components based on surface wave, or SAW, technology primarily for use in the wireless communications industry. Sawtek's primary products include SAW filters for mobile handsets and infrastructure, plus custom-designed, high performance bandpass filters, resonators, oscillators and SAW-based subsystems. These products are used in a variety of microwave and RF systems, such as CDMA, TDMA, AMPS, GSM and 3G digital wireless communications systems, digital microwave radios, wireless local area networks, cable television equipment, Internet infrastructure, and various defense and satellite systems. You can access more information about Sawtek by visiting the Sawtek website at http://www.sawtek.com.

    This press release contains historical information and statements that may not be indicative of future results. A number of factors affect the TriQuint's operating results and could cause the combined company's actual future results to differ materially from any results indicated in this press release or in any other forward-looking statements made by, or on behalf of, TriQuint or its Sawtek subsidiary, including those related to their respective markets, the demand for semiconductors for applications such as optical networks and wireless communications, the demand for products utilizing SAW technology, and performance of its manufacturing facilities. TriQuint cannot provide any assurance that future results will meet expectations. Results could differ materially based on various factors, including the combined company's performance and market conditions. In addition, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in TriQuint's Reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. These reports can also be accessed at the SEC website, www.sec.gov.

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  Exhibit 4.7
SAWTEK INC. STOCK OPTION PLAN FOR ACQUIRED COMPANIES